Exhibit X

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 27, 2017 (this “Agreement”), is entered into by and between Arby’s Restaurant Group, Inc., a corporation existing under the laws of Delaware (“Parent”), and the parties listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”), Parent and IB Merger Sub I Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, on the terms and subject to the conditions of the Merger Agreement (the “Merger”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement;

WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock, no par value per share, set forth opposite such Stockholder’s name on Schedule A hereto (together, with any additional securities of the Company described in Section 1.2, for so long as such shares or additional securities are beneficially owned by a Stockholder, being referred to herein as the “Subject Shares”); and

WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Parent has required that each of the Stockholders enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Voting of Subject Shares.

Section 1.1    Voting Agreement.

(a)    At every meeting of the stockholders of the Company called with respect to the adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated thereby, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to such matters, each Stockholder shall Vote or cause to be Voted such Stockholder’s Subject Shares in favor of adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated thereby and any other action reasonably requested by Parent in furtherance thereof. Furthermore, no Stockholder shall (i) enter into any agreement, arrangement or understanding with any Person to Vote or give instructions inconsistent with this Section 1.1(a), including any granting of proxies, options, rights of first offer or refusal, or any voting agreement, voting trust or arrangement with respect to such Stockholder’s Subject Shares, or (ii) take any other action that would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

(b)    In addition to the foregoing, at any meeting of the stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which any Vote, consent or other approval is sought, each Stockholder shall Vote (or cause to be Voted) all of such

Stockholder’s Subject Shares against (i) the approval of any Takeover Proposal or the adoption of any agreement relating to any Takeover Proposal and (ii) any amendment of the Company Articles of Incorporation or the Company By-Laws or any other action, agreement, proposal or transaction involving the Company or any of its Subsidiaries which amendment or other action, agreement, proposal or transaction would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement or would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each of the Stockholders further agrees not to commit or agree to take any action inconsistent with the foregoing. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast, or consent shall be given, for purposes of this Section 1, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

(c)    Each Stockholder hereby severally grants to, and appoints, Paul Brown and Nils Okeson, in their respective capacities as designees of Parent, and each of them individually, or any of them, such Stockholder’s proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to Vote all of such Stockholder’s Subject Shares in accordance with Sections 1.1(a) and 1.1(b).

(d)    Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

Section 1.2    Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that any of the Stockholders shall have become the beneficial owners of any additional shares of common stock or other securities of the Company, then all shares of common stock or other securities of the Company held by any Stockholder immediately following the effectiveness of any event described in clause (a) or any of the Stockholders becoming the beneficial owners of the shares or other securities as described in clause (b), shall, in each case, automatically and without any further action become Subject Shares hereunder.

Section 1.3    Waiver of Appraisal Rights. Each of the Stockholders hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that such Stockholder may have in connection with the Merger.

2.	Other Obligations.

Section 2.1    Voting Agreement. After the execution of this Agreement until the Expiration Date, no Stockholder will, directly or indirectly enter into any voting agreement, voting trust or other voting arrangements with respect to any of the Subject Shares.

Section 2.2    Other Obligations. From and after the date of this Agreement until the Expiration Date, each of the Stockholders agrees (a) not to, and to cause its Affiliates not to, and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, the “Stockholder Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iii) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (iv) resolve or agree to do any of the foregoing, and (b) not to take any action which makes, or would reasonably be expected to make, any representation or warranty of such Stockholder herein untrue or incorrect.

3.    Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent that:

(a)    such Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act, but without regard to any conditions (including the passage of time) to the acquisition of beneficial ownership of such shares) of, and has good and valid and marketable title to, such Stockholder’s Subject Shares free and clear of all Liens;

(b)    as of the date hereof, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock, any securities convertible into or exchangeable for any shares of Company Common Stock or other voting securities or instruments of the Company, other than such Stockholder’s Subject Shares;

(c)    (i) such Stockholder (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (B) has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceedings on the part of such Stockholder are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby;

(d)    this Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(e)    the execution, delivery and timely performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) contravene or conflict with the certificate of incorporation or the bylaws or other organizational documents of such Stockholder; (iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a Lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets is bound; or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder.

Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the Expiration Date.

4.    Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that:

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement;

(b)    (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby and (ii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(c)    the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) contravene or conflict with the certificate of incorporation or the bylaws of Parent; (iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a Lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent, except in the case of clauses (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.    Covenants of the Stockholders. Each of the Stockholders shall use such Stockholder’s reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement. Each of the Stockholders shall notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any representation or warranties set forth in Section 3 herein.

6.    Termination. This Agreement shall terminate upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time, (b) the termination or amendment (in a manner adverse to the stockholders of the Company) of the Merger Agreement in accordance with its terms and (c) the termination of this Agreement by the mutual written agreement of Parent and the Stockholders (the date of such earliest to occur, the “Expiration Date”); provided, that any termination shall not relieve any party from liability for breach of this Agreement prior to such termination.

7.    Fiduciary Duties. No Person executing this Agreement or any affiliate thereof who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each of the Stockholders is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or restrict such Stockholder or affiliate thereof from taking any action in such Stockholder or Stockholder affiliate’s capacity as a director or officer of the Company or otherwise affect any action or decision by such Stockholder or affiliate thereof in such Stockholder or Stockholder affiliate’s capacity as a director or officer of the Company.

8.    Miscellaneous.

Section 8.1    Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 8.2    Amendments and Modification. This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 8.3    Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Expiration Date and the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement prior to such termination.

Section 8.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Arby’s Restaurant Group, Inc.

1155 Perimeter Center West

Atlanta, Georgia 30338

Attention: Nils Okeson

Email: nokeson@arbys.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: John M. Reiss; Chang-Do Gong

Email: jreiss@whitecase.com; cgong@whitecase.com

Facsimile: (212) 354-8113

and if to any of the Stockholders, to:

Marcato Capital Management LP

Four Embarcadero Center

Suite 2100

San Francisco, California 94111

Attention: Richard T. McGuire III

Email: McGuire@marcatollc.com

Facsimile: (415) 796-6388

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Richard M. Brand; Joshua A. Apfelroth

Email: richard.brand@cwt.com; joshua.apfelroth@cwt.com

Facsimile: (212) 504-6666

Section 8.5    Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 8.6    Entire Agreement. This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 8.7    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable in any applicable jurisdiction, (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8    Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.9    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief. PARENT AND THE STOCKHOLDERS EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10    Extension, Waiver. At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred prior to the Expiration Date. No assignment by any party hereto shall relieve such party of its obligations under this Agreement.

Section 8.12    Legal Counsel. The Stockholders acknowledge that they have been advised to, and have had the opportunity to, consult with their attorneys prior to entering into this Agreement. The Stockholders acknowledge that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 8.13    Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Parent and the Stockholders, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 8.14    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 8.15    Cooperation. Without limiting Section 5, if any notices, approvals or filings are required with any Governmental Authority in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, the Stockholders and Parent shall cooperate in making such notices or filings or in obtaining such approvals.

Section 8.16    Joint and Several Liability. The Stockholders shall be jointly and severally liable for the performance by any Stockholder of such Stockholder’s obligations hereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

ARBY’S RESTAURANT GROUP, INC.

By:	/s/ Paul Brown
Name:	Paul Brown
Title:	Chief Executive Officer

STOCKHOLDERS:

Marcato Capital Management LP
By: Marcato Holdings LLC, its General Partner

By:	/s/ Richard T. McGuire III
Name:	Richard T. McGuire III
Title:	Managing Member

Marcato International Master Fund Ltd.

By:	/s/ Richard T. McGuire III
Name:	Richard T. McGuire III
Title:	Director

Marcato Special Opportunities Master Fund LP
By: Marcato General Partner LLC, its General Partner

By:	/s/ Richard T. McGuire III
Name	Richard T. McGuire III
Title:	Director

Schedule A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock that are Exercisable within 60 days	Other Shares Beneficially Owned
Marcato Capital Management LP Four Embarcadero Center Suite 2100 San Francisco, California 94111	0	0	992,399

Marcato International Master Fund Ltd. Four Embarcadero Center Suite 2100 San Francisco, California 94111	2,000	0	948,699

Marcato Special Opportunities Master Fund LP Four Embarcadero Center Suite 2100 San Francisco, California 94111	0	0	41,700